                            SCHEDULE 14A INFORMATION


          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement             [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------
                              Liberty Digital, Inc.
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

       (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

       [X] No fee required.

       [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
           0-11.

       (1) Title of each class of securities to which transaction applies:

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       (2) Aggregate number of securities to which transaction applies:

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       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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       (4) Proposed maximum aggregate value of transaction:

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       (5) Total fee paid:

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       [ ] Fee paid previously with preliminary materials.

       [ ] Check box if any part of the fee is offset as provided by Exchange
           Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:

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       (2)  Form, Schedule or Registration Statement No.:

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       (3)  Filing Party:

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       (4)  Date Filed:

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

                          [LIBERTY DIGITAL LETTERHEAD]

                                                                    May 17, 2001

Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Liberty Digital, Inc., which will be held at 9197 South Peoria Street, Conference Room 1-48, Englewood, Colorado 80112 on June 6, 2001, starting at 1:30 p.m. local time.

     At the annual meeting, you will be asked to elect five directors: three Class I directors to hold office until the 2004 annual meeting of shareholders and two Class III directors to hold office until the 2003 annual meeting of shareholders.

     A notice of the annual meeting, a proxy card, a proxy statement containing information about the matters to be acted upon at the annual meeting, and our 2000 Annual Report to Shareholders are enclosed. Since we did not have an annual meeting in 2000, we have also enclosed our 1999 Annual Report on Form 10-K.

     Your vote is important. Whether or not you are able to attend the annual meeting in person, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to vote in person if you wish to attend the annual meeting and vote personally.

                                            Sincerely yours,

                                                      /s/ LEE MASTERS
                                            ------------------------------------
                                            Lee Masters
                                            President and Chief Executive
                                            Officer

                             LIBERTY DIGITAL, INC.
                        1100 GLENDON AVENUE, SUITE 2000
                         LOS ANGELES, CALIFORNIA 90024
                             ---------------------

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 6, 2001
                             ---------------------

     The 2001 annual meeting of shareholders of Liberty Digital, Inc., a Delaware corporation, will be held at 9197 South Peoria Street, Conference Room 1-48, Englewood, Colorado 80112 starting at 1:30 p.m. local time, on June 6, 2001, to consider and vote upon the following proposals.

          1. The election of five directors: three Class I directors to hold office until the annual meeting of shareholders in the year 2004 and until their successors are elected and qualified and two Class III directors to hold office until the annual meeting of shareholders in the year 2003 and until their successors are elected and qualified.

          2. To transact such other business as may properly come before the annual meeting.

     This proxy statement is being furnished to you in connection with the solicitation by the Board of Directors of Liberty Digital, Inc. of proxies for use at the 2001 annual meeting. Proxies are being solicited from the holders of our Series A common stock and Series B common stock. These securities are referred to in this proxy statement, from time to time, as the "Voting Securities."

     Holders of record of Series A common stock and Series B common stock, at the close of business on May 3, 2001, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting.

     A list of shareholders entitled to vote at the annual meeting will be open to the examination of any shareholder, for any purpose appropriate to the meeting, during normal business hours, for a period of ten days prior to the annual meeting at Liberty Digital's offices at 1100 Glendon Avenue, Suite 2000, Los Angeles, California 90024.

                                            By Order of the Board of Directors,

                                                      /s/ LEE MASTERS
                                            ------------------------------------
                                            Lee Masters
                                            President and Chief Executive
                                            Officer
Los Angeles, California

This notice and accompanying proxy statement and form of proxy are being mailed to the shareholders of Liberty Digital on or about May 17, 2001.

                The date of this proxy statement is May 17, 2001

                             LIBERTY DIGITAL, INC.
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                               THE ANNUAL MEETING

GENERAL

     Your votes are solicited by our Board of Directors for use at the annual meeting for matters to be voted on at the 2001 annual meeting.

RECORD DATE

     You are entitled to vote at the annual meeting if you were a stockholder at the close of business on the May 3, 2001 record date. At the close of business on the record date, there were: 33,210,649 shares of Series A common stock outstanding and entitled to vote at the annual meeting; and 171,950,167 shares of Series B common stock outstanding and entitled to vote at the annual meeting.

HOW VOTES ARE COUNTED

     Votes Per Share. Each holder of our Series A common stock as of the record date is entitled to cast one vote per share and each holder of our Series B common stock as of the record date is entitled to cast ten votes per share on each matter presented at the annual meeting.

     Quorum. The presence, in person or by proxy, of the holders of a majority of the combined voting power of the outstanding shares of the Voting Securities entitled to vote constitutes a quorum required to conduct business at the annual meeting.

VOTING OF PROXIES

     Votes Present. Votes present means the shares present at the annual meeting either in person or by proxy.

     For Directors. The election of directors must be approved by a plurality of the votes cast with respect to the votes present, voting together as a single class. You may vote "FOR" or "WITHHELD" for each nominee. A "WITHHELD" vote will be counted toward the quorum only. The five nominees with the greatest number of "FOR" votes will be elected (even if not a majority of the votes present).

     All shares of the Voting Securities represented by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted in accordance with the instructions you give in your proxy. If you sign and return your proxy card, but give no instructions as to how to vote your shares, your proxy will be voted FOR the election of the nominees for director.

     Broker Non-Votes. If you hold your shares in "street name," it means your Liberty Digital stock is held in an account maintained by your broker, bank or other qualified agent. The stock is registered in your agent's name for your benefit. If you do not give instructions as to how your Liberty Digital stock in your account should be voted, your agent may have the right to vote those shares on certain matters. If your broker does not have this right, then your votes as to which you have given no instructions are known as "broker non-votes." They are counted toward a quorum, but are not counted as votes present. Therefore, broker non-votes cannot affect the outcome of voting.

HOW TO REVOKE YOUR PROXY

     You may revoke your proxy at any time prior to the vote at the annual meeting by:

     - delivering to Liberty Digital's secretary a signed notice of revocation or a later dated signed proxy; or

     - by attending the annual meeting and voting in person.

Attendance at the annual meeting will not revoke your proxy. Your proxy will be voted unless you vote in person at the annual meeting.

COST AND METHODS OF PROXY SOLICITATION

     We will pay the cost of solicitation of proxies. In addition to solicitation by mail, our officers and regular employees may solicit proxies by telephone, in person or by other means. They will receive no additional compensation for their services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable out-of-pocket expenses for those actions.

                             ELECTION OF DIRECTORS

GENERAL

     The Board currently consists of seven directors. Directors are elected to staggered three-year terms with approximately one-third elected annually. Three Class I directors to be elected at the annual meeting will hold office until their three-year term expires in 2004. The nominees as Class I directors are:
Gary S. Howard, Bruce T. Karpas and J. David Wargo. Two Class III directors will also be elected at the annual meeting. Because we did not hold a 2000 annual meeting, these directors continued in office after the expiration of their terms in 2000, since no successors were elected. The nominees for Class III directors will be elected to serve until the 2003 annual meeting. The nominees for Class III director are: David B. Koff and Lee Masters. We have been informed that all of these nominees are willing to serve as directors. However, if any of them should decline or become unable to serve as a director for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors, or, if none is designated prior to the election, votes will be cast according to the judgment in such matters of the person or persons voting the proxy. All of the nominees currently serve as directors.

     The following lists the directors of Liberty Digital, their birth dates, and a description of their business experience and positions held as of December 31, 2000.

NOMINEES FOR ELECTION AS DIRECTORS

  Class I Directors

NAME                                              POSITIONS
----                                              ---------
Gary S. Howard.........  Has served as a director of Liberty Digital since September
Born February 22, 1951   10, 1999. Since July 1998, Mr. Howard served as Executive
                         Vice President and Chief Operating Officer of Liberty. From
                         June 1997 to September 1997, Mr. Howard served as President of United Video Satellite Group, Inc. From February 1995 to
                         August 1997, he served as President of TCI Satellite
                         Entertainment, Inc. From October 1994 to December 1996, Mr.
                         Howard served as Senior Vice President of TCI
                         Communications, Inc. and from December 1991 to October 1994, he served as its Vice President. Mr. Howard also serves as a director of Liberty Livewire Corporation, Liberty Satellite
                         & Technology, Inc., Teligent, Inc., and On Command
                         Corporation.

Bruce T. Karpas........  Has served as a director of Liberty Digital since February
Born August 14, 1956     2001. Mr. Karpas serves as President and CEO of Creme de la
                         Creme, Inc., a nation-wide childcare company, since January
                         1997. Mr. Karpas served as President of Liberty Productions from January 1995 to December 1996. Mr. Karpas served as
                         President of Reiss Media Enterprises in 1993.

J. David Wargo.........  Has served as a director of Liberty Digital since September
Born October 1, 1953     10, 1999. Mr. Wargo has served as President of Wargo &
                         Company, Inc. since 1993. From 1989 to 1992, he served as
                         Managing Director and Senior Analyst of The Putnam
                         Companies. From 1986 to 1988, he served as Partner for
                         Marble Arch Partners and served as a Senior Vice President from 1985 to 1986. Mr. Wargo serves as a director of
                         GemStar-TV Guide International, Inc. and On Command
                         Corporation.

  Class III Directors

NAME                                              POSITIONS
----                                              ---------
David B. Koff..........  Has served as a director of Liberty Digital since May 1997.
Born December 26, 1958   Mr. Koff was interim President and Chief Executive Officer of Liberty Digital from May 1997 to December 31, 1997. Since
                         December 31, 1997, Mr. Koff has served as a Vice President and Assistant Secretary of Liberty Digital. He has been a
                         Senior Vice President of Liberty since February 1998. He was
                         Vice President -- Corporate Development of Liberty from
                         August 1994 to February 1998. From March 1993 to August
                         1994, he was special counsel to Liberty.

Lee Masters............  Has served as a director of Liberty Digital since January
Born December 26, 1951   1999. Mr. Masters was appointed President and Chief
                         Executive Officer of Liberty Digital in June 1999. From
                         January 1990 to December 1998, Mr. Masters served as
                         President and CEO of E! Entertainment television, a cable
                         television program network. From March 1986 to December
                         1989, he served as Executive Vice President and General
                         Manager of MTV. Prior to his career in television, Mr.
                         Masters had a 20-year career in radio. Mr. Masters' legal
                         name is Jarl Mohn. Mr. Masters serves as a director of
                         BET.com and MTVi Group, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2002

NAME                                              POSITIONS
----                                              ---------
Robert R. Bennett......  Has served as a director of Liberty Digital since January
Born April 19, 1958      1997 and Chairman of the Board since September 9, 1999. He was acting Chief Financial Officer of Liberty Digital from
                         June 1997 until July 1997. Mr. Bennett has served as
                         President and Chief Executive Officer of Liberty since April
                         1997 and a director of Liberty since September 1994. Mr.
                         Bennett served as an Executive Vice President of TCI from
                         April 1997 to March 1999. From June 1995 through March 1997,
                         Mr. Bennett was an Executive Vice President, Chief Financial
                         Officer, Secretary and Treasurer of Liberty. Mr. Bennett
                         served as Senior Vice President of Liberty from September
                         1991 to June 1995. Mr. Bennett serves as a director of
                         GemStar-TV Guide International, Inc., Liberty Livewire
                         Corporation, Liberty Satellite & Technology, Inc. and
                         Telewest Communications plc.

Peter M. Kern..........  Has served as a director of Liberty Digital since January
Born June 2, 1967        1997. Mr. Kern has served as President of Gemini Associates
                         Inc., a firm that provides strategic advisory services
                         primarily to media companies, since April 1996. From
                         December 1993 to January 1996, he served as Senior Vice
                         President of Strategic Development and Corporate Finance of
                         Home Shopping Network, Inc. and served as its Vice President of Strategic Development and Assistant to the Chief
                         Executive Officer from March 1993 to December 1993. Prior to joining Home Shopping Network, Inc., he served as Vice
                         President of Corporate Finance and Strategic Development for
                         Whittle Communications, L.P. and worked at the New York
                         investment banking firm, Bear, Stearns & Co., Inc.

VOTES REQUIRED FOR APPROVAL

     The election of directors must be approved by a plurality of the votes cast by the votes present, voting together as a single class.

RECOMMENDATION OF BOARD

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES.

                       CONCERNING THE BOARD OF DIRECTORS

DIRECTORS COMPENSATION

     Standard Arrangements. Members of the Board who are also full-time employees of Liberty Digital or Liberty, or any of their respective subsidiaries, do not receive any additional compensation for their services as directors. We have not established any fees for directors who are not full-time employees of Liberty Digital or Liberty or any of their subsidiaries. All members of the Board are reimbursed for expenses incurred to attend any meetings of the Board and of its committees.

     Other Arrangements. Effective July 11, 1997, the Board granted to Mr. Kern options to purchase 833,334 shares of Liberty Digital Series A common stock and granted to each of Messrs. Bennett and Koff options to purchase 100,000 shares of Liberty Digital Series A common stock, at a price of $6.25 per share. Such options vest in 20% increments, with the first increment vesting as of July 11, 1997. Effective September 10, 1999, the Board granted to each of Messrs. Howard and Wargo options to purchase 100,000 shares of Liberty Digital Series A common stock at a price of $22.125 per share. Such options vest in 20% increments, with the first increment vesting as of September 10, 2000. Effective as of February 13, 2001, the Board granted to Mr. Karpas options to purchase 100,000 shares of Liberty Digital Series A common stock at a price of $8.25 per share. Such options vest in 20% increments with the first increment vesting as of February 13, 2002.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     During 1999, the Board of Directors held 4 meetings and also acted by written consent. During 2000, the Board of Directors held 1 meeting and also acted by written consent. None of the directors attended fewer than 75% of the meetings of the Board of Directors or of any committee of which he is a member during either 1999 or 2000. The Compensation Committee met 3 times in 1999 and 3 times in 2000 and also acted by written consent. The Executive Committee and the Audit Committee did not meet in 1999 or 2000, but acted by written consent.

     The table below also identifies each committee's principal functions and its incumbent members.

BOARD COMMITTEES/MEMBERS                      PRINCIPAL FUNCTIONS
------------------------                      -------------------
Executive
  Robert R. Bennett       Exercises all of the powers and authority of the Board of
  Peter M. Kern           Directors between meetings of the entire Board of Directors,
  Lee Masters             except those prohibited by Delaware law
Audit(1)
  Robert R. Bennett       - reviews the performance of independent auditors and make
  Peter M. Kern             recommendations to the Board regarding their appointment
  J. David Wargo            and termination
                          - reviews with the independent auditors the scope and
                            results of the annual auditing engagement and systems of
                            internal accounting controls
                          - reviews our Annual Report on Form 10-K and interim
                            financial statements
                          - reviews and considers the independence of our auditors
Compensation(2)
  Bruce T. Karpas         - reviews and makes recommendations to the Board of
  J. David Wargo            Directors concerning the compensation of executive officers
                          - considers and makes recommendations to the Board of
                            Directors concerning existing and proposed employment
                            agreements with executive officers
                          - administers our 1997 Incentive Compensation Plan

---------------

(1) The Audit Committee does not currently have three members who are independent within the meaning of Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards, as applicable and as may be supplemented or modified. The Board intends to satisfy these standards by appointing an Audit Committee consisting of Bruce T. Karpas, J. David Wargo and an additional independent director by June 14, 2001, the date the independence requirements take effect.

(2) No member of the Compensation Committee is a current or former officer or employee of Liberty Digital or any of its subsidiaries, or has had any relationship with Liberty Digital or any of its subsidiaries that is required to be disclosed in this proxy statement.

                               EXECUTIVE OFFICERS

     The following lists our executive officers, their birth dates, a description of their business experience and positions held with us as of December 31, 2000. Information concerning Mr. Koff and Mr. Masters, who are also directors, is listed under the heading "Election of Directors," above. All of our officers are appointed for an indefinite term, serving at the pleasure of the Board of Directors.


NAME                                                POSITIONS
----                                                ---------
Craig Enenstein..........  Has served as a Senior Vice President -- Business
Born September 29, 1968    Development and Strategy since May 2000, Vice President from
                           September 1999 to May 2000 and as a consultant to us from
                           May 1999 to September 1999. From January 1998 to May 1999,
                           Mr. Enenstein served at Knowledge Universe LLC, an education corporation, where he was responsible for direct investments in public and private companies. Mr. Enenstein served as a strategy consultant for LEK Consulting from July 1996 to
                           January 1998 and Bain and Co. from August 1995 to July 1996.
                           Mr. Enenstein is a director of Open TV, Inc., a provider of software that enables interactive television.

Elizabeth M. Markowski...  Has served as a Senior Vice President and General Counsel
Born October 26, 1948      since February 2001. Since November 2000, she has served as a Senior Vice President of Liberty. Prior to joining
                           Liberty, she was a senior partner in the law firm of Baker
                           Botts L.L.P. since January 1999 and a partner from September
                           1992 to December 1998.

Mark D. Rozells..........  Has served as an Executive Vice President, Chief Financial
Born August 25, 1961       Officer and Treasurer since May 22, 2000. Prior to joining
                           Liberty Digital, he served as Senior Vice President, Finance and Treasurer of Starwood Hotels & Resort Worldwide, Inc.
                           from April 1998 to May 2000. From June 1990 to March 1998, he held various positions at The Walt Disney Company,
                           serving most recently as Vice President, Corporate Treasury.

Lon A. Troxel............  Has served as President and Chief Executive Officer of DMX,
Born October 14, 1947      our wholly owned subsidiary, since July 1997. Mr. Troxel
                           served as Chief Operating Officer of DMX from April 1997 to
                           July 1997, and served as Executive Vice
                           President - Commercial Division from October 1991 to April
                           1997. Mr. Troxel served as a director from May 1997 to
                           September 1999.


     There are no family relations, of first cousin or closer, among our directors or executive officers, by blood, marriage or adoption.

     During the past five years, none of the above persons have had any involvement in any legal proceedings as would be material to an evaluation of his ability or integrity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers and directors, and holders of more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These individuals or entities are also required to furnish us with copies of all Section 16(a) forms filed on their behalf.

     Based solely on our review of the forms we received, we believe that all required Section 16(a) filings were made on a timely basis in 1999 and 2000 except for one Form 3 by each of Messrs. Howard, Masters and Wargo and one Form 4 reporting one transaction by each of Messrs. Enenstein and Masters.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows a summary of certain information regarding all forms of compensation for the Chief Executive Officer, the other executive officers serving as such at the end of the fiscal 2000 and one former executive officer (the "named executive officers") whose total annual salary and bonus exceeded $100,000 during fiscal 2000.

                                                                       LONG TERM COMPENSATION AWARDS
                                                                      -------------------------------
                                         ANNUAL COMPENSATION                            SECURITIES
                                  ---------------------------------                  UNDERLYING STOCK    ALL OTHER
NAME AND                                               OTHER ANNUAL    RESTRICTED      OPTIONS/SARS     COMPENSATION
PRINCIPAL POSITION         YEAR   SALARY      BONUS    COMPENSATION   STOCK AWARDS         #(1)             $(2)
------------------         ----   -------     ------   ------------   ------------   ----------------   ------------
Lee Masters..............  2000   786,779         --          --             --                 --             --
  President and CEO        1999   634,615(3)      --          --             --         15,230,942(4)          --
                           1998       N/A        N/A         N/A            N/A                N/A            N/A
Craig Enenstein..........  2000   210,577         --          --             --            100,000(6)      15,000
  Senior Vice President -- 1999   107,642(5)      --          --             --            100,000(6)          --
  Business Development     1998       N/A        N/A         N/A            N/A                N/A            N/A
  and Strategy
Mark D. Rozells..........  2000   208,654(7)      --      59,428(8)          --            300,000(6)      11,981
  Executive Vice           1999       N/A        N/A         N/A            N/A                N/A            N/A
  President and Chief      1998       N/A        N/A         N/A            N/A                N/A            N/A
  Financial Officer
Lon A. Troxel............  2000   349,039     60,000          --             --                 --         15,000
  President and            1999   294,327     25,000          --         18,750            100,000         10,000
  CEO of DMX               1998   285,577     15,000          --          9,230                 --         10,000
Ralph J. Sorrentino......  2000   165,528(9)      --          --             --                 --         15,000
  Former Executive Vice    1999   325,000         --          --             --             50,000         15,000
  President and            1998   174,519         --          --             --            150,000         10,000
  Chief Financial Officer

---------------

(1) For information concerning awards made in 2000 see "Option/SAR Grants in Last Fiscal Year" set forth below.

(2) Amounts represent contributions to the Liberty Media 401K Savings Plan (the Liberty Media 401K Plan). The Liberty Media 401K Plan provides benefits upon an employee's retirement which normally is when the employee reaches 65 years of age. Liberty Media 401K Plan participants may contribute the lessor of 10% of their compensation or $10,000 pretax and $5,000 post tax and Liberty (by annual resolution of its Board of Directors) may contribute up to a matching 100% of the participants' contributions. Participant contributions to the Liberty Media 401K Plan are fully vested upon contribution.

     Generally, participants acquire a vested right in Liberty contributions as follows:

                                 VESTING
    ------------------------------------------------------------------
    YEARS OF SERVICE                                        PERCENTAGE
    ----------------                                        ----------
    Less than 1...........................................       0%
    1-2...................................................      33%
    2-3...................................................      66%
    3 or more.............................................     100%

     The Liberty Media 401K Plan includes a salary deferral feature in respect of employee contributions. Forfeitures (due to participants' withdrawal prior to full vesting) are used to reduce Liberty's otherwise determined contributions.

     Directors who are not employees are ineligible to participate in the Liberty Media 401K Plan. Under the terms of the Liberty Media 401K Plan, employees are eligible to participate after three months of service.

    Although Liberty has not expressed an intent to terminate the Liberty Media 401K Plan, it may do so at any time. The Liberty Media 401K Plan provides for full immediate vesting of all participants' rights upon termination of the Liberty Media 401K Plan.

(3) Represents salary from March 1, 1999. For accounting purposes, the Contribution Agreement was recorded retroactive to March 1, 1999 to record the related party transactions at predecessor costs similar to a pooling of interest. Such predecessor costs also reflect the fair value adjustments resulting from the AT&T merger which occurred effective March 9, 1999.

(4) Represents awards pursuant to our deferred compensation and stock appreciation rights plan, which is comprised of a deferred compensation component and stock appreciation rights component. The deferred compensation component provides Mr. Masters with the right to receive an aggregate of the appreciation in our Series A common stock market price over $2.46, subject to a maximum amount of $19.125. The stock appreciation rights component provides Mr. Masters the appreciation in the market price of our Series A common stock above $19.125. Mr. Masters was granted deferred compensation and stock appreciation rights with respect to 15,230,942 shares of our Series A common stock under this plan.

(5) Mr. Enenstein began employment on April 10, 1999. Accordingly, the salary information included in the table for 1999 represents only salary from that date through December 31, 1999.

(6) These options were reduced by one-third and repriced to an exercise price of $10.00 on February 13, 2001.

(7) Mr. Rozells began employment on May 22, 2000. Accordingly, the salary information included in the table for 2000 represents only salary from that date through December 31, 2000.

(8) Amount reported represents moving allowance paid as part of our offer of employment.

(9) Mr. Sorrentino terminated his employment effective April 30, 2000. The amounts reported reflect salary of $108,333 through that date and consulting fees of $57,195 after that date through December 31, 2000.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows all individual grants of stock options and stock appreciation rights (SARs) by us to each of the named executive officers during fiscal 2000.

                           NUMBER OF
                           SECURITIES      % OF TOTAL
                           UNDERLYING     OPTIONS/SARS    EXERCISE OR     MARKET                   GRANT DATE
                          OPTIONS/SARS    TO EMPLOYEES    BASE PRICE     PRICE AT    EXPIRATION   PRESENT VALUE
NAME                        GRANTED      IN FISCAL YEAR     ($/SH)      GRANT DATE      DATE         ($)(1)
----                      ------------   --------------   -----------   ----------   ----------   -------------
Lee Masters.............         --              --              --                         --             --
Craig Enenstein.........    100,000(2)        16.9%           30.75                  4/10/2010     $1,949,068
Mark D. Rozells.........    300,000(3)        50.8%         20.5625       24.00      5/22/2010     $5,102,163
Lon A. Troxel...........         --              --              --                         --             --
Ralph J. Sorrentino.....         --              --              --                         --             --

---------------

(1) The values shown are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of this calculation are as follows: a 4.69% risk-free rate of return; a 114% volatility factor; 0% dividend yield; a 3.33% turnover; and 4.43 years of estimated expected life; and the closing market price of a share of our Series A common stock on the date of grant. The actual value the executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by the executive will not necessarily be the value determined by the model.

(2) These grants of stock options with tandem SARs to purchase our Series A common stock under our 1997 Incentive Compensation Plan were made effective April 10, 2000. The options vest in 20% cumulative increments, with the first increment vesting as of April 10, 2001, with each additional increment vesting on each of the next four anniversaries of that date. The option shares become available for purchase if grantee's employment is terminated as a result of his total disability or death. Further, the option shares will become available for purchase in the event of an Approved Transaction, Board Change, or Control

    Purchase (each as defined in the 1997 Plan), unless, in the case of an Approved Transaction, the compensation committee under the circumstances specified in the 1997 Plan, determines otherwise. On February 13, 2001, these options were reduced by one-third and repriced to an exercise price of $10.00.

(3) These grants of stock options with tandem SARs to purchase our Series A common stock under our 1997 Incentive Compensation Plan were made effective May 22, 2000. The options vest in 20% cumulative increments, with the first increment vesting as of May 22, 2001, with each additional increment vesting on each of the next four anniversaries of that date. The option shares become available for purchase if grantee's employment is terminated as a result of his total disability or death. Further, the option shares will become available for purchase in the event of an Approved Transaction, Board Change, or Control Purchase (each as defined in the 1997 Plan), unless, in the case of an Approved Transaction, the compensation committee under the circumstances specified in the 1997 Plan, determines otherwise. On February 13, 2001, these options were reduced by one-third and repriced to an exercise price of $10.00.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table shows certain information with respect to the exercise of stock options/SARs by the named executive officers during fiscal 2000 and year-end value of unexercised stock options/SARs at December 31, 2000.

                                                              NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                              SECURITIES UNDERLYING           IN THE MONEY
                             SHARES                              OPTIONS/SARS AT             OPTIONS/SARS AT
                           ACQUIRED ON    VALUE REALIZED            FY-END(#)                   FY-END($)
NAME                       EXERCISE(#)        ($)(1)        EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                       -----------    --------------    -------------------------   -------------------------
Lee Masters..............          (2)     133,694,145(2)      3,046,188/9,138,566(3)                   0/0(3)
                                                                      0/15,230,942(3)          0/42,613,130(3)(4)
Craig Enenstein..........        --                 --              20,000/200,000(5)                   0/0
Mark D. Rozells..........        --                 --                   0/300,000(5)                   0/0
Lon A. Troxel............    14,600            877,499              45,400/120,000           48,238/127,500(6)
Ralph J. Sorrentino......    90,000          1,537,500                    0/80,000                 0/85,000(6)

---------------

(1) Based on the closing price of the Liberty Digital Series A common stock on the exercise date.

(2) On February 13, 2001, we entered into an amended and restated deferred compensation and stock appreciation rights agreement with Mr. Masters which amended the vesting period of his SARs from five years to four years and amended the payment obligation relating to his exercise of SARs with respect to 3,046,188 shares of Series A common stock in January 2000. The payment obligation of $133.7 million was satisfied by a cash payment by Liberty of $50 million and by the issuance of 5,779,982 shares of AT&T's Liberty Media Group common stock. The payment of this liability by Liberty was treated as a capital contribution in the first quarter of 2001.

(3) Represents awards pursuant to our deferred compensation and stock appreciation rights plan, and related agreement which are comprised of a deferred compensation component and stock appreciation rights component. Mr. Masters was granted deferred compensation and stock appreciation rights with respect to 15,230,942 shares of our Series A common stock under this plan. The deferred compensation component provides Mr. Masters with the right to receive an aggregate of the appreciation in our series A common stock price over $2.46, subject to a maximum amount of $19.125. The deferred compensation component is not exercisable until Mr. Master's employment with us is terminated. The stock appreciation rights component provides Mr. Masters the appreciation in the market price of our Series A common stock above $19.125. As of December 31, 2000, the stock appreciation rights component with respect to 3,046,188 shares were exercisable.

(4) The values indicated represent what would have been realized, pursuant to the terms of the deferred compensation and stock appreciation rights plan and related agreement, had the securities been exercised on December 31, 2000. The calculation is based on the average of the last 20 days trading prices on the Nasdaq National Market of one share of Liberty Digital Series A common stock as of December 31, 2000, or $5.2578, less the effective exercise price of $2.46.

(5) On February 13, 2001, these options were reduced by one-third and repriced to an exercise price of $10.00.

(6) The values indicated are based upon the closing price on the Nasdaq National Market of one share of Series A common stock on December 31, 2000, or $5.0625, less the exercise price of $4.00.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Masters Employment Agreement. During the term of the Masters Employment Agreement, the Company will pay Mr. Masters' salary at the rate of $750,000 per annum. That rate is to be increased annually, on January 1, by the greater of the increase in the Consumer Price Index for the previous year or 5%. The Board will review Mr. Masters' compensation annually to determine whether any additional increase in Mr. Masters' salary is appropriate. Mr. Masters' salary for fiscal 2001 is $826,875.

     Mr. Masters' Employment Agreement is for a term through December 15, 2002. His employment may be terminated by the Company upon:

     - the death of Mr. Masters;

     - upon 180 days' prior notice from the Company to Mr. Masters in the event of an illness or other disability which has incapacitated Mr. Masters from performing his duties thereunder for at least 180 consecutive days during the 12 calendar months preceding the month in which such notice is given; or

     - at any time upon notice of termination and by paying Mr. Masters in a lump sum on the effective date all compensation for the remaining term of the Employment Agreement, calculated at the annual rate then in effect. Mr. Masters may terminate his employment with the Company at any time by giving notice to the Company.

     If Mr. Masters terminates his employment for good reason (as defined in the Masters Employment Agreement), Mr. Masters will be entitled to a lump sum payment of the compensation for the remaining term of the Masters Employment Agreement, calculated at an annual rate then in effect. If Mr. Masters' employment is terminated for illness or disability, we will continue to pay his annual salary, at the rate in effect at the time of termination of his employment, for one year from the date of termination. If Mr. Masters dies during his employment or during the period he is receiving payments from us because his employment was terminated for illness or disability, we will pay to Mr. Masters' beneficiary a lump sum amount equal to one year's compensation, calculated at the annual rate in effect at the time of death.

     We have agreed to indemnify Mr. Masters to the fullest extent permitted by applicable law in respect of any claim or threatened claims (including reasonable counsel fees incurred in connection with the defense thereof) against him by reason of his being or having been an officer or director of Liberty Digital or any of its subsidiaries or having served at our request as a director, officer, employee or agent of another corporation or of another entity.

     Mr. Masters has agreed that during his employment and, in the case of a voluntary termination (as defined in the Masters Employment Agreement) by Mr. Masters or a termination by us for cause (as defined in the Masters Employment Agreement), for a period from the date of termination until the earlier of December 31, 2002 or the second anniversary of the date of such termination, he will not directly or indirectly own, manage, operate, participate in or be employed by or otherwise be interested in or connected in any manner with any person, firm, corporation or other enterprise that competes in the United States or elsewhere in the world in any material respect with any business conducted by us or any of our subsidiaries during Mr. Masters' employment, with certain exceptions. In addition, the Masters Employment Agreement provides that Mr. Masters will not, as long as he is employed by us or thereafter, make use of, divulge to any person and use his best efforts to prevent the publication or disclosure of confidential or proprietary information concerning our business or dealings or of any of our customers that may have come into his knowledge during his employment, with certain exceptions.

     Mr. Masters may also receive deferred compensation upon termination of his employment, pursuant to the deferred compensation and stock appreciation rights plan described on page 12.

     Troxel Employment Agreement. DMX and Lon A. Troxel are parties to an Employment Agreement dated October 1, 1991, as amended, for a term until May 31, 2002. Pursuant to the Employment Agreement, Mr. Troxel receives an annual salary of $350,000. Pursuant to the Employment Agreement, Mr. Troxel has agreed not to acquire more than a 10% direct or indirect ownership in any cable company, other than DMX, without the prior written consent of DMX. Mr. Troxel receives basic and extended benefits commensurate with other senior management employees such as vacation pay and other fringe benefits. If Mr. Troxel becomes disabled during the term of the agreement, he will receive the same compensation he is entitled to under the Employment Agreement for a time period not exceeding six months.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Compensation Philosophy. The Compensation Committee's compensation philosophy is based on the belief that a link should exist between executive compensation and the return on investment provided to stockholders as reflected by the appreciation in the price of our stock. In applying this philosophy, the Compensation Committee has developed and implemented a compensation policy which seeks to attract, motivate and retain highly qualified executives with the business experience and acumen necessary for achievement of the company's long-term business objectives and to align the financial interests of the company's senior executives with those of its stockholders. We attempt to realize these goals by providing competitive compensation and by linking a portion of the compensation to the enhancement of stockholder value.

     Our executive compensation is based principally on two components, base salary and equity-based incentives, each of which is intended to serve our overall compensation philosophy.

     Base Salaries. Base salary for executive officers is generally targeted at the median for executives with comparable qualifications, experience and responsibilities at other companies in the industry. In the aggregate, executive salaries are consistent with this philosophy. Salary levels for executive officers also reflect the Committee's judgments on appropriate salaries in light of the duties and responsibilities inherent in the executives' respective positions. The particular qualifications of an individual holding the position and his or her level of experience, as well as information concerning compensation paid by other companies in the industry, are considered in establishing salary levels. The Committee's assessment of the individual's performance and contribution to the company's performance are the primary criteria influencing decisions regarding salary. For those executives who joined us during the year, the primary factor in setting salary levels was the company's desire to provide compensation in amounts sufficient to induce these individuals to join us. Although the 1997 Plan permits cash bonuses and other performance-based awards, we pay a limited number of cash bonuses to our senior executives.

     Annual salary adjustments are recommended by our Chief Executive Officer by evaluating the performance of each executive officer after considering new responsibilities and the previous year's performance of Liberty Digital and such executive officer. The Compensation Committee performs a similar review of the Chief Executive Officer's salary. Individual performance ratings take into account such factors as achievement of specific goals that are driven by Liberty Digital's strategic plan and attainment of specific individual objectives. The factors affecting base salary levels are not assigned specific weights but are subject to adjustments by the Compensation Committee. Certain terms of the employment agreements of two of the named executive officers are described in "Employment Agreements and Termination of Employment and Change of Control Arrangements" above.

     Equity-Based Incentives. A key component of our executive officers' compensation is the grant of equity-based incentives under the 1997 Plan.

     The Compensation Committee grants equity-based incentives to Liberty Digital's executives in order to align their interests with those of the stockholders, primarily stock options and tandem stock appreciation rights
(SARs). Equity-based incentives are considered by the Compensation Committee to be an effective long-term incentive because the executives' gains are linked to increases in the value of our Series A common stock, which in turn provides stockholder gains. Equity-based incentives also provide executive officers with the opportunity to acquire and build a meaningful ownership interest in the company.

     The Compensation Committee generally grants options and tandem SARs to new executive officers and other key employees upon their commencement of employment with Liberty Digital, and considers stock option awards throughout the year. In determining the number of options awarded to an individual executive officer, the Compensation Committee generally establishes a level of award based upon the position of the individual and his or her level of responsibility and upon recommendations made by our Chief Executive Officer. The Committee's decisions concerning individual option awards are based on our judgment concerning the appropriate amount of long-term compensation that should be paid to the executive in question. Stock options and SARs are generally granted at an exercise price equal to the market price of a share of our Series A common stock on the date of the grant. In the past, options granted to executive officers typically vest ratably over a period of four years (if exercisable after two years) or five years (if exercisable after one year) following the date of grant and expire after ten years. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for our stockholders through appreciation of the stock price. Management believes that stock options and SARs have been helpful in attracting and retaining skilled executive personnel.

     The stock options in tandem with stock appreciation rights and the restricted stock awards granted are more fully described in "Executive Compensation -- Summary Compensation Table" and "Executive
Compensation -- Option/SAR Grants in Last Fiscal Year" table.

     We made the above-described grants after a review of the exercise prices, numbers and dates of the awards of the stock options, tandem stock appreciation rights, and restricted stock already held by our executives and other key employees. The Compensation Committee based its grants for 1999 and 2000 in part upon the level of the executive or other key employees' responsibilities, experience and expertise and the degree to which the individual is in a position to contribute to the achievement or advancement of our financial and strategic objectives.

     On September 8, 1999, the Deferred Compensation and Stock Appreciation Rights Plan was adopted for Lee Masters and a former executive, who is no longer a participant in the Plan. Pursuant to the Plan we entered into deferred compensation and stock appreciation rights agreements with the plan participants. The Plan is comprised of a deferred compensation component and stock appreciation rights. The deferred compensation component provides participants with the right to receive an aggregate of the appreciation in our Series A common stock market price over $2.46, subject to a maximum amount of $19.125 upon termination of employment. The stock appreciation rights provide participants with the appreciation in the market price of our Series A common stock above $19.125. Deferred compensation and stock appreciation rights with respect to 15,230,942 shares of our Series A common stock were granted to Mr. Masters in fiscal 1999. The agreement with Mr. Masters was amended and restated in February 2001. Pursuant to the amended agreement the deferred compensation and stock appreciation rights components vest 20% on December 15, 1999 and December 15, 2000 and 30% on December 15, 2001 and 2002. Mr. Masters exercised SARs, relating to 3,046,188 shares on January 5, 2000. See note (2) to the table entitled "Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Values." Mr. Ravenel, a former participant in the Plan, terminated his employment on February 15, 2000. As a result, deferred compensation and stock appreciation rights with respect to 3,251,401 shares of our Series A common stock expired in accordance with their terms. This plan terminates on December 15, 2002.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The executive compensation policy described above was applied in setting Mr. Masters' compensation pursuant to his employment agreement. Mr. Masters generally participates in the same executive compensation plans and arrangements available to the other senior executives. His compensation consists of annual base salary and long-term equity-linked compensation in the form of SARs granted under the Deferred Compensation and Stock Appreciation Rights Plan. Mr. Masters' annual base salary is determined pursuant to his employment agreement. Please see "Masters Employment Agreement" above. The Compensation Committee's general approach in establishing Mr. Masters' compensation was to be competitive with peer companies, but to have a large percentage of his target compensation based upon the long-term performance of Liberty Digital, as reflected by the market price of our Series A common stock.

     Mr. Masters' compensation for the year ended December 31, 2000 included $786,779 in base salary.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code and the U.S. Treasury regulations relating thereto restrict publicly traded companies from claiming or receiving a tax deduction on compensation paid to an executive officer in excess of $1 million, unless such compensation is performance-based. As such, many companies with executive pay levels exceeding the $1 million limit have revised or amended current compensation programs to qualify the payments thereunder for deductibility. In the past, the Compensation Committee has not conformed grants made under the 1997 Plan to such Section 162(m) requirements but anticipates it will do so in the future. The awards under the Deferred Compensation and Stock Appreciation Rights Plan were structured to comply with the Section 162(m) requirements.

                                            COMPENSATION COMMITTEE

                                            Bruce T. Karpas
                                            J. David Wargo

                            STOCK PERFORMANCE GRAPH

     The following graph compares for the period July 11, 1997 (the date our common stock was first registered under the Securities Exchange Act of 1934) through December 31, 2000 the cumulative total shareholder return on our Series A common stock with the cumulative total return of the companies included in the Nasdaq Composite Index (U.S. and Foreign), the companies in a previously-selected peer group consisting of ACTV, Inc. (IATV); Gaylord Entertainment Company (GET); CTN Media Group, Inc.(formerly College Television Network, Inc.) (UCTN) (the old peer group) and the companies in a new peer group selected by us consisting of ACTV, Inc. (IATV); Shop At Home, Inc. (SATH); ValueVision International, Inc. (VVTV) (the new peer group). As a result of our acquisition of investments in interactive programming and content related assets and the assignment of an access agreement on September 8, 1999, our business changed from primarily music distribution to the development of interactive television content, which will provide shopping, transactional services, entertainment and information to viewers. We created this new peer group of companies because we believe that it consists of issuers that are more representative of our current business.

     The comparison assumes $100 was invested at the beginning of each time period and assumes the reinvestment of dividends.

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------
                       7/11/97   12/31/97   8/13/98(1)   12/31/98   9/8/99(2)   12/31/99   12/31/00
---------------------------------------------------------------------------------------------------
 Liberty Digital
  Inc.                   100      108.93      113.39       66.96      287.50    1,060.71     72.32
 Nasdaq Composite
  Index                  100      104.51      119.96      145.92      113.31      270.81    164.41
 Old Peer Group(3)       100      136.07      129.29      135.31      153.77      210.93    102.26
 New Peer Group          100       99.32      108.46      192.81      585.76    1,356.64    250.17

(1) From July 11, 1997, when the Series A common stock began trading on the Nasdaq SmallCap Market until August 13, 1998, each share of Series A common stock traded on the Nasdaq SmallCap Market together with a right granted by Tele-Communications, Inc. (TCI). Each right entitled the holder to require TCI to purchase from such holder one share of Series A common stock for $8.00, payable at the election of TCI, in cash, a number of shares of TCI's Series A TCI Group common stock having an equivalent value, or a combination thereof, if during the one-year period beginning on July 11, 1997 the price of the Series A common stock trading with associated rights did not equal or exceed $8.00 for a period of at least 20 consecutive trading days. The rights became exercisable from July 11, 1998 through August 13, 1998. All unexercised rights expired at the close of business on August 13, 1998. On August 14, 1998, our Series A common stock without rights commenced trading on the Nasdaq SmallCap Market. There was no public trading market for our securities prior to July 11, 1997.

(2) The date our common stock began trading after we acquired investments in interactive programming and content related assets that changed the focus of our business.

(3) GET was spun off from Gaylord Entertainment Company (Old) on 10/1/97 on a 1:3 basis.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF LIBERTY DIGITAL

     The following table sets forth information with respect to the beneficial ownership of our Series A common stock and Series B common stock as of February 28, 2001 by: (i) each person who is known by Liberty Digital to be the beneficial owner of more than five percent of any class of the outstanding shares of the Liberty Digital Series A common stock and the Liberty Digital Series B common stock; (ii) each director of Liberty Digital; (iii) the named executive officers; and (iv) all of our directors and executive officers as a group. Liberty beneficially owns all of the issued and outstanding shares of our Series C preferred stock and Series D preferred stock. Each share of our Series C preferred stock is convertible into 171.674 shares of Series B common stock. The table does not assume conversion of these shares. Shares issuable upon exercise of options that were exercisable within 60 days of February 28, 2001 are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such options, but have not treated as outstanding for the purpose of computing the percentage ownership of any other person. Voting power in the table is computed with respect to a general election of directors. So far as is known to Liberty Digital, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to us. The address of the directors and named executive officers of Liberty Digital is 1100 Glendon Avenue, Suite 2000, Los Angeles, CA 90024.

                                                                    AS OF FEBRUARY 28, 2001
                                                           -----------------------------------------
                                                                                            AMOUNT
                                                             BENEFICIAL                   AND NATURE
                                                             OWNERSHIP        PERCENT     OF VOTING
NAME AND ADDRESS OF BENEFICIAL OWNER     TITLE OF CLASS    (IN THOUSANDS)   OF CLASS(1)    POWER(1)
------------------------------------     --------------    --------------   -----------   ----------
Liberty Media Corporation.............  Series A Common        11,920           35.9         98.9%
  9197 South Peoria Street              Series B Common       171,950          100.0
  Englewood, CO 80112
Robert R. Bennett.....................  Series A Common            80(2)           *            *
                                        Series B Common            --             --
Craig Enenstein.......................  Series A Common            27(3)           *            *
                                        Series B Common            --             --
Gary S. Howard........................  Series A Common            20(4)           *            *
                                        Series B Common            --             --
Bruce T. Karpas.......................  Series A Common            --             --           --
                                        Series B Common            --             --           --
Peter M. Kern.........................  Series A Common           587(5)         1.9            *
                                        Series B Common            --             --
David B. Koff.........................  Series A Common            20(4)           *            *
                                        Series B Common            --             --
Lee Masters...........................  Series A Common            --             --           --
                                        Series B Common            --             --
Mark D. Rozells.......................  Series A Common            --             --           --
                                        Series B Common            --             --
Lon A. Troxel.........................  Series A Common            65(6)           *            *
                                        Series B Common            --             --
J. David Wargo........................  Series A Common            20(4)           *            *
                                        Series B Common            --             --

                                                                    AS OF FEBRUARY 28, 2001
                                                           -----------------------------------------
                                                                                            AMOUNT
                                                             BENEFICIAL                   AND NATURE
                                                             OWNERSHIP        PERCENT     OF VOTING
NAME AND ADDRESS OF BENEFICIAL OWNER     TITLE OF CLASS    (IN THOUSANDS)   OF CLASS(1)    POWER(1)
------------------------------------     --------------    --------------   -----------   ----------
All Directors and Executive Officers
  as a Group (11 persons).............  Series A Common           819(7)         2.4            *
                                        Series B Common            --             --

---------------

(1) Based upon 33,206,409 shares of Series A common stock, 171,950,167 shares of Series B common stock outstanding as of February 28, 2001.

(2) Assumes the exercise in full of stock options to acquire 80,000 shares of Series A common stock which are exercisable within 60 days of February 28, 2001.

(3) Assumes the exercise in full of stock options to acquire 26,667 shares of Series A common stock which are exercisable within 60 days of February 28, 2001, after giving effect to repricing to an exercise price of $10 and reduction of options by one-third on February 13, 2001.

(4) Assumes the exercise in full of stock options to acquire 20,000 shares of Series A common stock that are exercisable within 60 days of February 28, 2001.

(5) Assumes the exercise in full of stock options to acquire 586,668 shares of Series A common stock which are exercisable within 60 days of February 28, 2001.

(6) Assumes the exercise in full of stock options to acquire 65,400 shares of Series A common stock which are exercisable within 60 days of February 28, 2001.

(7) Assumes the exercise in full of stock options held by such persons to acquire 819,401 shares of Series A common stock which are exercisable within 60 days of February 28, 2001.

SECURITY OWNERSHIP OF AT&T CORP.

     The following table sets forth information with respect to the ownership by each director and each of the named executive officers of Liberty Digital and by all directors and executive officers of Liberty Digital as a group of shares of AT&T common stock, AT&T Class A and Class B Liberty Media Group tracking stock and AT&T Wireless Group tracking stock, the equity securities of AT&T Corp. AT&T, which owns 100% of the outstanding common stock of AT&T Broadband, LLC ("AT&T Broadband"), which in turn indirectly owns 100% of the outstanding common stock of Liberty. Liberty owns 99.1% of the combined voting power of our Series A and Series B common stock.

     The AT&T charter provides that, except as otherwise required by New York law or any special voting rights of AT&T preferred stock, the holders of AT&T common stock, AT&T Liberty Media Group tracking stock, AT&T Wireless tracking stock and AT&T preferred stock, if any, entitled to vote with the common shareholders, vote together as one class. No separate class vote is required for the approval of any matter except as described in the next sentence. The following circumstances require the separate class approval of the AT&T Liberty Media Group tracking stock:

     - any amendment to the AT&T charter that would change the total number of authorized shares or the par value of AT&T Liberty Media Group tracking stock or that would adversely change the rights of AT&T Liberty Media Group tracking stock;

     - a Covered Disposition, which generally includes a sale or transfer by AT&T of its equity interest in Liberty or Liberty Media Group LLC or a grant of a pledge or other security interest in the equity interest of AT&T in Liberty or Liberty Media Group LLC; and

     - any merger or similar transaction in which AT&T Liberty Media Group tracking stock is converted, reclassified or changed into or otherwise exchanged for any consideration unless specified requirements are met that are generally intended to ensure that the rights of the holders are not materially altered and the composition of the holders is not changed.

     The following information is given as of February 28, 2001 and, in the case of percentage ownership information, is based on (1) 3,807,460,036 shares of AT&T common stock; (2) 2,376,765,123 shares of AT&T Class A Liberty Media Group tracking stock and 212,045,288 shares of AT&T Class B Liberty Media Group tracking stock; and (3) 362,750,025 shares of AT&T Wireless Group tracking stock; in each case outstanding on that date. Shares of AT&T common stock issuable upon exercise or conversion of convertible securities that were exercisable or convertible on or within 60 days after February 28, 2001 are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such convertible securities, but are not treated as outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. So far as is known to Liberty, the persons indicated below have sole voting power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

                                                           AMOUNT AND
                                                           NATURE OF
                                                           BENEFICIAL            PERCENT OF
NAME OF BENEFICIAL OWNER          TITLE OF CLASS           OWNERSHIP               CLASS      VOTING POWER
------------------------          --------------         --------------          ----------   ------------
                                                         (IN THOUSANDS)
Robert R. Bennett........  AT&T Common Stock                    249(1)                *            *
                           Series A Liberty Media Group       3,623(2)                *
                           Series B Liberty Media Group          --                  --
                           AT&T Wireless Group                   --                  --
Craig Enenstein..........  AT&T Common Stock                     --                  --            *
                           Series A Liberty Media Group           1(3)               --
                           Series B Liberty Media Group          --                  --
                           AT&T Wireless Group                   --                  --
Gary S. Howard...........  AT&T Common Stock                     18(4)                *            *
                           Series A Liberty Media Group       1,404(5)                *
                           Series B Liberty Media Group          --                  --
                           AT&T Wireless Group                   --                  --
Bruce T. Karpas..........  AT&T Common Stock                     16(6)                *            *
                           Series A Liberty Media Group          --                  --
                           Series B Liberty Media Group          --                  --
                           AT&T Wireless Group                   --                  --
Peter M. Kern............  AT&T Common Stock                     64(2)                *            *
                           Series A Liberty Media Group          51                   *
                           Series B Liberty Media Group          --                  --
                           AT&T Wireless Group                   --                  --
David B. Koff............  AT&T Common Stock                     --                  --            *
                           Series A Liberty Media Group           9(7)                *
                           Series B Liberty Media Group          --                  --
                           AT&T Wireless Group                   --                  --
Lee Masters..............  AT&T Common Stock                     --                  --            *
                           Series A Liberty Media Group       5,780                   *
                           Series B Liberty Media Group          --                  --
                           AT&T Wireless Group                   --                  --
Mark D. Rozells..........  AT&T Common Stock                     --                   *
                           Series A Liberty Media Group           2(8)               --
                           Series B Liberty Media Group          --                   *
                           AT&T Wireless Group                   --                  --
Lon A. Troxel............  AT&T Common Stock                     --                  --            *
                           Series A Liberty Media Group           4(9)                *
                           Series B Liberty Media Group          --                  --
                           AT&T Wireless Group                   --                  --

                                                           AMOUNT AND
                                                           NATURE OF
                                                           BENEFICIAL            PERCENT OF
NAME OF BENEFICIAL OWNER          TITLE OF CLASS           OWNERSHIP               CLASS      VOTING POWER
------------------------          --------------         --------------          ----------   ------------
                                                         (IN THOUSANDS)
J. David Wargo...........  AT&T Common Stock                     --                  --            *
                           Series A Liberty Media Group         580(10)               *
                           Series B Liberty Media Group           4                   *
                           AT&T Wireless Group                   --                  --
All Directors and
  Executive Officers as a
  Group (11 Persons).....  AT&T Common Stock                    349(11)(12)(13)       *            *
                           Series A Liberty Media Group      11,516(11)(12)(13)       *
                           Series B Liberty Media Group           4                   *
                           AT&T Wireless Group                   --                  --

---------------

  *  Less than 1%

 (1) Includes 232,710 restricted shares of AT&T common stock, none of which is currently vested.

 (2) Includes 902,767 restricted shares of AT&T Class A Liberty Media Group tracking stock, none of which is currently vested and 20,160 share equivalents held for Mr. Bennett's account in the Liberty Media 401K Plan.

 (3) Includes 1,005 share equivalents held for Mr. Enenstein's account in the Liberty Media 401K Plan.

 (4) Includes 2,391 share equivalents held for Mr. Howard's account in the Liberty Media 401K Plan.

 (5) Includes 582,177 restricted shares of AT&T Class A Liberty Media Group tracking stock, none of which is currently vested and 33,982 share equivalents held for Mr. Howard's account in the Liberty Media 401K Plan.

 (6) Includes 7,960 share equivalents held for Mr. Karpas' account in the AT&T Long Term Incentive Plan as of December 31, 2000.

 (7) Includes 9,266 share equivalents held for Mr. Koff's account in the Liberty Media 401K Plan.

 (8) Includes 2,039 share equivalents held for Mr. Rozells' account in the Liberty Media 401K Plan.

 (9) Includes 4,471 share equivalents held for Mr. Troxel's account in the Liberty Media 401K Plan.

(10) Includes 514,598 shares held in investment accounts managed by Mr. Wargo as to which he shares voting and investment power and as to which he disclaims beneficial ownership.

(11) Includes 1,690 shares of AT&T common stock and 62,268 shares of AT&T Class A Liberty Media Group tracking stock, held by relatives of certain executive officers, as to which shares beneficial ownership by such executive officers has been disclaimed.

(12) Includes 232,710 restricted shares of AT&T common stock and 1,484,884 restricted shares of AT&T Class A Liberty Media Group tracking stock, none of which is currently vested.

(13) Includes 2,391 share equivalents of AT&T common stock and 71,081 share equivalents of AT&T Class A Liberty Media Group A tracking stock held for the account of certain executive officers in the Liberty Media 401K Plan as of February 28, 2001 and 7,960 share equivalents of AT&T common stock held for the account of a director in the AT&T Long Term Incentive Plan as of December 31, 2000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of February 28, 2001, Liberty beneficially owns 35.9% of the outstanding shares of our Series A common stock, 100% of the outstanding shares of Series B common stock, and 100% of the outstanding shares of the Series C Preferred Stock, collectively representing 98.9% of the aggregate voting power related to the outstanding Voting Securities.

     Until May 2000, we leased equipment a studio and uplinking facility in Littleton, Colorado owned by National Digital Television Center, Inc., or NDTC, an indirect wholly owned subsidiary of AT&T. Payments made to NDTC under this lease during fiscal 2000 were approximately $171,000. We are also obligated to NDTC under various operating leases for uplinking and satellite service for which we paid approximately $4.9 million in fiscal 2000. Until September 2000, we also leased office space at NDTC's Los Angeles, California offices. Payments made under this lease during fiscal 2000 were insignificant.

     We have given various platforms of Sky Entertainment Services in Latin America (Sky-LA), the right to carry up to 40 channels of our DMX music formats in Chile, Columbia, Brazil and Mexico. The agreement with Chile and Columbia is dated November 4, 1999 and expires on December 31, 2003. The agreement with Brazil is dated July 1, 1999, and expired on December 31, 2000. The agreement with Mexico and Brazil expired but we are operating on a month-to-month basis until formal agreements are entered into. Sky Entertainment Services is the brand name for the direct-to-home service offered by the strategic alliance formed by Organzacoes Globo, Brazil's leading entertainment group; Mexico's Grupo Televisa S.A.; The News Corporation Limited; and Liberty Media International, Inc., a subsidiary of Liberty.

     We formed a Canadian partnership with Shaw Communications, Inc., the second largest cable operator in Canada and a former 5% holder of our Series A common stock. After Shaw recoups its initial funding, each partner will share in the profits based on their respective equity interests. In March 1992, we granted an exclusive license and right to distribute our DMX premium service in Canada to the partnership, which was amended on November 1, 1994 and April 14, 1997. This agreement, as amended, provides us with a monthly per subscriber programming royalty for both residential and commercial distribution. License fees paid by the partnership to us in fiscal 2000 were approximately $1.7 million.

     The partnership and we are also parties to an agreement to distribute our DMX digital music services to the Canadian residential cable market. These services include a total of 40 formats and is distributed through Shaw cable systems and their affiliates. We received license fees of approximately $1.1 million for fiscal 2000 under this agreement.

     The partnership also distributes our DMX services to commercial establishments in Canada via direct broadcast satellite pursuant to an exclusive license granted by us to the partnership. The license agreement expires March 31, 2012. We received total license fees of approximately $652,000 for fiscal 2000 under this agreement.

     We have a number of agreements with Liberty and AT&T Broadband more fully described below covering matters such as the provision of services and allocation of tax liabilities. Liberty also provides certain administrative, financial, legal, treasury, accounting, tax and other services to us and makes available certain of its employee benefit plans to our employees. The terms of these arrangements were established by Liberty and AT&T Broadband in consultation with us and are not the result of arm's-length negotiations. Accordingly, although we believe that the terms of these arrangements are reasonable, we can not assure that the terms and conditions of these agreements, or the terms of any future arrangements between Liberty, AT&T Broadband and us are or will be as favorable to us as could be obtained from unaffiliated third parties. In addition, Liberty, AT&T Broadband and we and our respective subsidiaries and affiliates may from time to time do business with one another in areas not governed by any of the following agreements.

     AT&T Broadband Amended Contribution Agreement. This agreement became effective July 1, 1997 and requires AT&T Broadband to deliver, or cause certain of its subsidiaries to deliver, to us the AT&T Broadband Annual Payments. These payments are revenues received by AT&T Broadband affiliates from sales of analog DMX services net of (1) operating expenses representing an amount equal to 10% of the revenue from such sales to residential subscribers, and (2) license fees otherwise payable to us pursuant to the affiliation agreement for digital DMX services described below. These payments, which are adjusted annually for inflation, have increased from $18 million annually to approximately $20 million annually at December 31, 2000, and will continue through 2017. The operating expenses as mentioned above are reflected as part of operating expenses in the consolidated statement of operations and comprehensive earnings.

     Liberty Contribution Agreement. On September 9, 1999, Liberty contributed to us all of the outstanding stock of its wholly owned subsidiaries that were formed solely to hold some of Liberty's investments in interactive programming and content related assets. In addition, Liberty assigned us certain of its rights under an access agreement between Liberty and AT&T entered into in connection with the AT&T and Tele-Communications, Inc. merger regarding the provision of certain interactive video services over the cable television systems of AT&T and its controlled affiliates. The access agreement establishes a framework to negotiate definitive agreements for digital channel capacity on the AT&T systems equal to one six-megahertz channel (which, under current digital compression technology, will enable carriage of between 12 and 15 video channels) to be used for interactive, category specific channels providing entertainment, information and merchandise programming, the Interactive Video Services, subject to certain conditions. In connection with this agreement, Liberty's Board of Directors adopted a policy that we will be the primary (but not exclusive) vehicle for the pursuit of corporate opportunities relating to interactive programming and content related services in the United States and Canada, subject to certain limitations. Liberty also contributed to us a combination of cash and notes payable to Liberty or one or more of its affiliates, equal to $150.0 million. In consideration of the foregoing, we issued to Liberty 109,450,167 shares of Series B Common Stock and 150,000 shares of Series B Preferred Stock having an initial liquidation aggregate preference of $150.0 million.

     On September 29, 2000, we entered into an exchange agreement with Liberty, pursuant to which Liberty's 150,000 shares of Series B convertible preferred stock plus accrued preferred stock dividends were exchanged for 150,000 shares of our Series C convertible preferred stock and 8,106 shares of our Series D preferred stock. The Series C preferred stock has substantially the same terms as the Series B preferred stock, except that dividends on the Series C preferred stock are payable in cash or shares of Series D preferred stock. At December 31, 2000, a total of 10,224 shares of Series D preferred stock, including the 8,106 shares initially issued, had been issued as dividends.

     Affiliation Agreement. We have granted to Satellite Services, Inc., or SSI, a wholly-owned subsidiary of AT&T Broadband, effective as of July 1, 1997, the non-exclusive right to distribute and subdistribute our DMX services to commercial and residential customers of systems managed by AT&T Broadband or with which AT&T Broadband has a specific relationship for a 10-year period in exchange for licensing fees paid by SSI to us. We received $8.6 million in 2000 under this agreement. Effective July 2000, the annual payment became based on the number of DMX subscribers. In addition, we receive subscriber revenue of $3.1 million from AT&T Broadband affiliates for the distribution of our DMX services through AT&T Broadband's digital business in fiscal 2000.

     We were also parties to a prior affiliation agreement with SSI dated July 6, 1989 pursuant to which SSI has the right to distribute Superaudio service (a basic analog music service provided through a joint venture between DMX and an affiliate of Jones Intercable, Inc.) to SSI-affiliated cable systems. This agreement expired in May 2000.

     Tax Sharing Agreement. Our operations were included in the consolidated federal income tax return of TCI until February 28, 1999. Beginning March 1, 1999, our operations are included in the consolidated tax return of AT&T. We are a party to a Tax Liability Allocation and Indemnification Agreement with Liberty (the Tax Sharing Agreement). The income tax provision for our operations is calculated based on a hypothetical tax liability determined as if we filed a separate tax return.

     Under the Tax Sharing Agreement, we will record a current inter-company tax benefit from Liberty in periods when we generate taxable losses and such losses are utilized by Liberty to reduce its income tax liability. In periods when we generate taxable income, we will record current inter-company tax expense. To the extent that the cumulative inter-company tax expense is greater than the cumulative benefit, we will settle such excess liability in cash to Liberty.

     During the year ended December 31, 2000 and 1999, Liberty utilized tax benefits of $4.8 million and $2.4 million, respectively, related to our net operating losses incurred by us in previous periods. As a result of the utilization of these tax benefits, we recorded a corresponding reduction to the carrying amounts of intangible assets that resulted from the acquisition of DMX.

     Further, we have agreed to pay Liberty for any income tax benefits realized with respect to the Deferred Compensation and Stock Appreciation Rights Plan. At December 31, 2000 and 1999, we had recorded $85.1 million and $210.3 million, respectively, of deferred tax benefits related to this plan as a separate component of stockholders' equity. Such amounts have been treated in a manner similar to a stockholder distribution to Liberty.

     Services Agreement. Pursuant to a Services Agreement between us and Liberty, as successor to AT&T Broadband, Liberty provides administrative and operating services as we request from time to time. These services can include:
(i) tax reporting, financial reporting, payroll, employee benefit administration, workers' compensation administration, telephone, package delivery, management information systems, billing, lock box, remittance processing and risk management services, (ii) other services typically performed by Liberty's accounting, finance, treasury, corporate, legal, tax, benefits, insurance, facilities, purchasing, and advanced information technology department personnel, (iii) use of telecommunications and data facilities and of systems and software developed, acquired or licensed by Liberty from time to time for financial forecasting, budgeting and similar purposes, including without limitation any such software for use on personal computers, in any case to the extent available under copyright law or any applicable third-party contract, (iv) technology support and consulting services and (v) such other management, supervisory, strategic planning and other services as we may from time to time request. Pursuant to the Services Agreement, Liberty also provides us access to any volume discounts that may be available to Liberty for the purchase of certain equipment. The Services Agreement also provides that Liberty, for so long as Liberty continues to beneficially own at least a majority of the voting power of the outstanding shares of the Voting Securities, will continue to provide, in the same manner and on the same basis as generally provided from time to time to other participating Liberty subsidiaries, benefits and administrative services to our employees. In this regard, we are allocated that portion of Liberty's compensation expense attributable to benefits extended our employees. Pursuant to the Services Agreement, we reimburse Liberty for all direct expenses incurred by Liberty in providing such services and a pro rata share of all indirect expenses incurred by Liberty in connection with the rendering of these services, including a pro rata share of the salary and other compensation of Liberty employees performing services for us, general overhead expenses and rental expense for any physical facilities of Liberty utilized by us. The Services Agreement will continue in effect until terminated by (i) us upon 60 days' prior written notice to Liberty, (ii) Liberty at any time after three years upon not less than six months prior notice to us, and (iii) either party if the other party is the subject of certain bankruptcy or insolvency-related events.

     Certain Notes Payable and Security Agreements with Liberty and Its Subsidiaries. On September 29, 2000, we signed two promissory notes totaling $188.5 million in favor of Liberty. These notes bear interest at 9% compounded annually and are secured by our 99% preferred interest in two entities as described below, to which we have transferred certain of our assets. The only obligors on the notes are the subsidiaries which hold the respective preferred interests in the two entities. The accrued interest and principal on the notes are payable upon the sale of our preferred interests or on the due dates of the notes, whichever is earlier. These entities are consolidated in our financial statements as at December 31, 2000. Our transactions (iBEAM/priceline.com transactions) with these entities are detailed as follows:

     - We transferred 3,125,000 shares of priceline.com, Incorporated valued at $40.0625 per share or $125.2 million and our interest in the net value of a put and call option on the priceline.com shares (which we entered into in July 2000, as a five year cashless collar, with a financial services institution prior to the transfer of these shares), into Priceline LLC, a newly formed subsidiary. In conjunction with this transfer, we retained a 99% preferred interest in Priceline LLC, which earns a 9% annual preferred return and a preferred right to its initial liquidation value of $123.9 million, and sold a 1% common interest for $1.3 million to a subsidiary of Liberty. We reflected the $1.3 million we received on September 29, 2000 for the sale of the 1% interest in Priceline LLC in our financial statements as a capital contribution from Liberty. At December 31, 2000, we have marked to market the value of the priceline.com shares and the put and call option and have reflected our cumulative unrealized gain of $29.4 million (net of deferred taxes of $19.6 million) as part of "accumulated other comprehensive earnings, net of taxes," in the consolidated statement of stockholders' equity. The promissory note of $123.9 million related to this transaction is due on September 28, 2010.

     - We transferred 3,623,684 shares of iBEAM Broadcasting Corporation valued at $18.00 per share or $65.2 million into iBEAM LLC, a newly formed subsidiary. In conjunction with this transfer, we retained a 99% preferred interest in iBEAM LLC, which earns a 9% annual preferred return and a preferred right to its initial liquidation value of $64.5 million, and sold 1% common interest for $652,000 to a subsidiary of Liberty. We reflected the $652,000 we received on September 29, 2000 for the sale of the 1% interest in iBEAM LLC in our financial statements as a capital contribution from a subsidiary of Liberty. As part of this transaction, we also entered into a put and call option with respect to our interest in IBEAM LLC with a subsidiary of Liberty. At September 29, 2000, we recorded the fair value of the put and call options with respect to our interest in iBEAM LLC of $12.3 million as other assets and reflected this asset as a capital contribution of $7.4 million, net of deferred taxes of $4.9 million, from Liberty since the put and call transaction was among related subsidiaries of Liberty. At December 31, 2000, we have marked to market the value of our interest in iBEAM LLC (by reference to the underlying value of the iBEAM shares) and recorded our cumulative unrealized gain of $514,000 (net of deferred taxes of $336,000) as part of "accumulated other comprehensive earnings, net of taxes," in the consolidated statement of stockholders' equity. We also have marked to market the value of the put and call option and recorded a gain amounting to $19.4 million which was recorded as other income in the consolidated statement of operations and comprehensive earnings for the year ended December 31, 2000. The promissory note of $64.6 million related to this transaction is due on September 28, 2008.

                          INDEPENDENT AUDITOR MATTERS

INDEPENDENT AUDITORS

     The firm of KPMG LLP served as our independent certified public accountants in 2000 and KPMG LLP will be our auditors for fiscal 2001. A partner of KPMG LLP will be present at the annual meeting with the opportunity to make a statement if KPMG LLP so desires and will be available to respond to appropriate questions.

AUDIT FEES

     KPMG billed $202,500 for the audit of our financial statements for fiscal 2000 and for reviews of financial statements included in our Quarterly Reports on Form 10-Q for the same period.

FINANCIAL INFORMATION SYSTEM DESIGN AND IMPLEMENTATION FEES

     We did not engage KPMG to provide services relating to financial information systems design and installation.

ALL OTHER FEES

     KPMG billed $227,423 for services other than audit fees for fiscal 2000. The Audit Committee has considered whether the rendering of these services by KPMG is compatible with maintaining their independence.

AUDIT COMMITTEE REPORT

     Our management is primarily responsible for preparing our financial statements in accordance with accounting principles generally accepted in the United States and for the reporting process, including the system of internal controls. Our independent auditors are responsible for auditing our consolidated financial statements in accordance with auditing principles generally accepted in the United States. The Audit Committee serves as an independent and objective party to oversee and review our auditing, accounting and financial reporting processes on behalf of the Board of Directors. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement.

     The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2000 with management and our independent auditors. In fulfilling its oversight responsibilities, the Audit Committee also discussed with the independent auditors the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements, as required by Statement on Auditing Standards No. 61. The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence from management and the company. The Audit Committee also discussed with management and the independent auditors such other matters as the Audit Committee deemed appropriate.

     Based on the Audit Committee's review of the audited consolidated financial statements and the discussions with management and independent auditors of the matters identified above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2000 be included in the Annual Report on Form 10-K for the year ended December 31, 2000, which has been filed with the SEC.

                                            AUDIT COMMITTEE

                                            Robert R. Bennett
                                            Peter M. Kern
                                            J. David Wargo

                     DEADLINES FOR SHAREHOLDERS' PROPOSALS

     If you want us to consider a proposal for possible inclusion in our proxy materials for the 2002 annual meeting, you must deliver your proposal us not later than January 17, 2002. Any such proposal must comply with Securities and Exchange Commission rules and regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials

     If you intend to present a proposal or nomination at the 2002 annual meeting but you do not intend to have it included in our 2002 proxy materials, then you must provide notice of such proposal to us not later than March 30, 2002. Otherwise, the proxies will have discretionary authority to vote on the matter.

     All proposals and notices should be sent to Liberty Digital, Inc., 1100 Glendon Avenue, Suite 2000, Los Angeles, California 90024, Attn: Secretary.

                                 OTHER BUSINESS

     We do not anticipate that any other matters will be brought before the annual meeting. However, if any additional matters properly come before the annual meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

                     AVAILABILITY OF ADDITIONAL INFORMATION

     WE WILL PROVIDE TO EACH SHAREHOLDER, UPON THE WRITTEN REQUEST OF THE SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC. THE ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE. SHAREHOLDERS MAY ALSO OBTAIN COPIES OF EXHIBITS TO THE FORM 10-K, BUT WE WILL CHANGE A REASONABLE FEE FOR PROVIDING THOSE EXHIBITS.

     Shareholders should direct any written request to us at the following address:

                                        LIBERTY DIGITAL, INC.
                                        1100 Glendon Avenue, Suite 2000
                                        Los Angeles, California 90024
                                        Attention: Mark D. Rozells, Executive
                                                   Vice President,
                                              Chief Financial Officer and
                                                   Treasurer

                                            By the Board of Directors

                                                      /s/ LEE MASTERS
                                            ------------------------------------
                                            Lee Masters
                                            President and Chief Executive
                                            Officer
Los Angeles, California
May 17, 2001

                                                                      APPENDIX A

                             LIBERTY DIGITAL, INC.

                            AUDIT COMMITTEE CHARTER

COMPOSITION

     The audit committee shall be comprised of at least three independent directors, each of whom is able to read and understand fundamental financial statements or shall become able to do so within a reasonable time after appointment to the committee. At least one member shall have accounting or related financial management expertise. Members of the audit committee will be considered independent if they have no relationship to the corporation that, in the opinion of the Board of Directors, would interfere with the exercise of their independent judgement in carrying out their responsibilities as a director.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, the audit committee shall maintain free and open means of communication between the directors, the independent auditors and the financial management of the corporation. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the corporation and the power to retain outside counsel or their experts for this purpose.

RESPONSIBILITY AND PROCESSES

     Management is responsible for preparing the corporation's financial statements, and the independent auditors are responsible for auditing these statements. The primary responsibility of the audit committee is to oversee the corporation's financial reporting process on behalf of the Board of Directors and report the results of their activities to the board. In carrying out their responsibilities, the audit committee will:

     - Review the performance of the independent auditors and make recommendations to the Board regarding their appointment and termination.

     - Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors.

     - Review with the independent auditors and the corporation's financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls procedures are desirable. If appropriate, approve changes in the corporation's accounting policies and practices as suggested by the independent auditors, the corporation's financial and accounting personnel and financial management

     - Review the financial statements with management and the independent auditors prior to the filing of the corporation's quarterly report on Form 10-Q or prior to the release of earnings. The chairman of the committee may represent the entire committee for purposes of this review.

     - Review the financial statements with management and the independent auditors prior to the filing of its annual report on Form 10-K. The committee shall discuss with the independent auditors the results of the year end audit as to the adequacy of disclosure and content of the financial statements to be presented to the shareholders.

     - Review any significant disagreement among the independent auditors, the corporation's financial and accounting personnel, and financial management in connection with the preparation of the corporation's financial statements.

     - Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present to discuss the independent auditor's evaluation of the corporation's financial and accounting personnel. The committee shall also discuss any significant difficulties encountered during the course of the audit including any restrictions on the scope of work or access to required information.

     - Review and discuss annually with the independent auditors all significant relationships the independent auditors have with the corporation to confirm and ensure independence of the independent auditors.

     - Review this charter annually and update it as appropriate.

     - Submit the minutes of all meetings of the audit committee to the Board of Directors.

                                                        [LIBERTY DIGITAL LOGO]


PROXY CARD

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Robert R. Bennett and Lee Masters, or each of them as proxies, with full power of substitution, to vote as directed all shares of common stock of Liberty Digital, Inc. the undersigned is entitled to vote at the 2001 Annual Meeting of Shareholders of Liberty Digital, Inc. to be held at 9197 South Peoria Street, Conference Room 1-48,Englewood,CO 80112, at 1:30 p.m. M.D.T. on June 6,2001 or any adjournment thereof. This proxy authorizes each of the persons named above to vote at his discretion on any other matter that may properly come before the meeting or any adjournment thereof. IF YOU DO NOT WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, AUTHORITY TO VOTE FOR SUCH NOMINEE IS DEEMED GRANTED.

                   (Continued, and to be signed and dated, on the reverse side.)


Comments:
         ------------------------------           LIBERTY DIGITAL, INC.
                                                  P.O. BOX 11237
---------------------------------------           NEW YORK, N.Y. 10203-0237

---------------------------------------

---------------------------------------

If you have written in the above space,
please mark the comments notification
box on the reverse side.

[LIBERTY DIGITAL LOGO]






THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

1. To elect directors: three in Class I       FOR all nominees  [ ]     WITHHOLD AUTHORITY to vote       [ ]    *EXCEPTIONS    [ ]
   (01 - Gary S. Howard, 02 - Bruce T.        listed below              for all nominees listed below
   Karpas and 03 - J. David Wargo)
   and two in Class III (04 - David B.
   Koff and 05 - Lee Masters)


(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
           --------------------------------------------------------------------



                                               Address Change and/or
                                                Comments Mark Here


                                             Please sign exactly as name is
                                    printed to this proxy. When signing as
                                    attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.


                                    Dated:                            , 2001
                                          ---------------------------

                                    ------------------------------------------
                                             Signature of Shareholder

                                    ------------------------------------------
                                             Signature of Shareholder


                                    Votes MUST be indicated      [X]
                                    in black or blue ink.


Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.